Exhibit 10.1

[*] Designates portions of this document that have been omitted pursuant to a request for confidential treatment filed separately with the Commission.

NUTRA SA, LLC

MEMBERSHIP INTEREST PURCHASE AGREEMENT

This Membership Interest Purchase Agreement (“Agreement”), is made as of December 29, 2010, by and among NutraCea, a California corporation (“NutraCea”), Nutra SA, LLC, a Delaware limited liability company (the “Company”), Industria Riograndese de Oleos Vegetais Ltda, a limited liability company organized under the laws of the Federative Republic of Brazil (“Irgovel”), and AF Bran Holdings-NL LLC and AF Bran Holdings LLC, in each case, a Delaware limited liability company (collectively, “Investor”).  The Parties agree as follows.

RECITALS

A.            LLC Agreement.  Effective as of the Initial Closing Date (as defined below), Investor shall have entered into the Amended and Restated Limited Liability Company Agreement for the Company in the form attached hereto as Exhibit B (the “LLC Agreement”).  The LLC Agreement sets forth the rights, preferences and privileges of the holders of the Company’s Units.

B.            Initial Unit Sales. On the Initial Closing Date and on the terms and conditions of this Agreement, (i) NutraCea shall sell to Investor Two Million (2,000,000) Units held by NutraCea, for a total purchase price of Four Million Dollars ($4,000,000), (ii) NutraCea shall sell to Investor Six Hundred Twenty Five Thousand (625,000) Units held by NutraCea, for a total purchase price of One Million Two Hundred Fifty Thousand Dollars ($1,250,000), (iii) Investor shall purchase from the Company One Million Two Hundred Thirty-Seven Thousand Five Hundred (1,237,500) Units, for a total purchase price of Two Million Four Hundred Seventy-Five Thousand Dollars ($2,475,000) and (iv) NutraCea shall purchase from the Company Six Hundred Twenty Five Thousand (625,000) Units, for a total purchase price of One Million Two Hundred Fifty Thousand Dollars ($1,250,000), such that immediately following the consummation of the foregoing transactions, the ownership of the Company shall be as follows:

Member	Number of Units	Percentage Interest
NutraCea	7,000,000 Units	64.4%
Investor	3,862,500 Units	35.6%
Total	10,862,500 Units	100.00%

C.            Subsequent Unit Sales.  Following the Initial Closing, NutraCea shall sell additional Units to Investor, and each of NutraCea and Investor shall purchase additional Units from the Company, on the terms and subject to the conditions set forth in this Agreement.

D.            Denomination of Currency.  Unless specifically provided otherwise herein, all references herein to “dollars” shall refer to currency of the United States of America.

E.             Bankruptcy Approval.  NutraCea is the debtor and debtor-in-possession in Chapter 11 Case No. 2:09-bk-28817-CGC (the “Bankruptcy Case”), which is pending in the United States Bankruptcy Court for the District of Arizona (the “Bankruptcy Court”).  The obligations of the Company, Irgovel and NutraCea hereunder are subject to approval by the Bankruptcy Court in the Bankruptcy Case pursuant to 11 U.S.C. Section 105 and Article XII of the Plan, as reflected in the Order Granting Motion To Approve Sale of Minority Interest in Nutra S.A. and Make Findings and Conclusions that the Sale Satisfies All Applicable Plan Requirements entered by the Bankruptcy Court on December 15, 2010, the effectiveness of which has not been stayed or vacated by any court of competent jurisdiction.

AGREEMENT

SECTION 1.          DEFINED TERMS.  Certain terms used in this Agreement are defined in the Schedule of Defined Terms attached hereto as Schedule A (the “Schedule of Defined Terms”).  Unless otherwise expressly provided or unless the context otherwise requires, such defined terms shall have the meaning specified in the Schedule of Defined Terms when used in this Agreement.

SECTION 2.           PURCHASE AND SALE OF UNITS.

2.1       Initial Sale and Issuance of Units.  The following Units shall be sold on the Initial Closing Date (as defined below) upon the terms and subject to the conditions set forth in this Agreement:

(a)           Initial NutraCea Sale to Investor.  Investor shall purchase from NutraCea, and NutraCea shall sell to Investor, Two Million (2,000,000) Units held by NutraCea for an aggregate purchase price of Four Million Dollars ($4,000,000).

(b)           Second NutraCea Sale to Investor. Investor shall purchase from NutraCea, and NutraCea shall sell to Investor, Six Hundred Twenty Five Thousand (625,000) Units held by NutraCea for an aggregate purchase price of One Million Two Hundred Fifty Thousand Dollars ($1,250,000).

(c)           Contributory Purchases by Investor.  Investor shall purchase, and the Company shall sell and issue to Investor, One Million Two Hundred Thirty-Seven Thousand Five Hundred (1,237,500) Units for an aggregate purchase price for Investor of Two Million Four Hundred Seventy-Five Thousand Dollars ($2,475,000).

(d)           Contributory Purchases by NutraCea.  NutraCea shall purchase, and the Company shall sell and issue to NutraCea, Six Hundred Twenty Five Thousand (625,000) Units for an aggregate purchase price for NutraCea of One Million Two Hundred Fifty Thousand Dollars ($1,250,000).

2.2       Subsequent Sales and Issuances of Units.

(a)           Project Funding.  Subject to the terms and conditions of this Agreement, from time to time between the Initial Closing Date and the second anniversary of the Initial Closing Date (the “Commitment Period”), the Company may schedule one or more Subsequent Closings in accordance with Section 2.4(b) in order to obtain the equity proceeds necessary at such time (“Required Funds”), when combined with the funds provided by the Brazilian Loan, to fund the Phase I Projects Budget attached hereto as Exhibit D (as such budget may be modified by the Company with the prior written approval of Investor and NutraCea); provided, however, that no Subsequent Closing may be held unless the Required Funds applicable to such Subsequent Closing equals or exceeds $250,000.  At each Subsequent Closing, Investor shall purchase from the Company, and the Company shall sell and issue to Investor, a number of Units equal to the Subsequent Closing Units, for a cash price equal to Two Dollars ($2.00) per Unit.  With respect to each Subsequent Closing, the term “Subsequent Closing Units” shall mean the number of Units equal to (x) the Required Funds applicable to such Subsequent Closing divided by (y) $2.00.  Notwithstanding anything to the contrary contained herein, in no event shall Investor be required to pay, individually or in the aggregate, in excess of $4,175,000, if a Performance Purchase is completed, or $6,175,000 if a Performance Purchase is not completed, to acquire Units pursuant to this Section 2.2(a) and Section 2.2(b), and Investor shall have no liability to any Person in excess of such aggregate amount.

(b)           Investor’s Shortfall Purchase of Units from NutraCea.  If at the end of the Commitment Period (i) the aggregate purchase price actually paid by Investor for Units acquired from the Company and NutraCea pursuant to (A) Section 2.1 and Section 2.2(a) is less than Thirteen Million Nine Hundred Thousand Dollars ($13,900,000), if the Performance Purchase is not completed, or (B) Section 2.1, Section 2.2(a) and Section 2.2(c) is less than Twelve Million Nine Hundred Thousand Dollars ($12,900,000), if a Performance Purchase is completed (such shortfall, in either case as applicable, the “Unfunded Commitment Amount”) and (ii) NutraCea and Investor have not agreed on an alternative use of the Unfunded Commitment Amount, then on the fifteenth (15th) Business Day after the last day of the Commitment Period, Investor may, at Investor’s sole discretion, purchase from NutraCea, and, in such event, NutraCea shall sell to Investor, for a price per Unit equal to Two Dollars ($2.00), such number of Units calculated by dividing (x) 49% of the Unfunded Commitment Amount by (y) $2.00.

(c)           Satisfaction of Performance Conditions.  If the Irgovel EBIDTA for the six (6) Month period beginning on October 1, 2010 and ending on March 31, 2011 is at [*] (“Performance Condition”), then, subject to the terms and conditions of this Agreement, Investor shall purchase from NutraCea, and NutraCea shall sell to Investor, Five Hundred Thousand (500,000) Units held by NutraCea for an aggregate purchase price of One Million Dollars ($1,000,000) (“Performance Purchase”).

2.3       [Intentionally Deleted]

2.4       Closings.  The purchase and sale of the Units hereunder shall take place at one or more closings (each of which is referred to in this Agreement as a “Closing”).

(a)           Initial Closing.  Subject to the satisfaction or waiver of the conditions set forth in Sections 3.1, 3.2 and 3.3, the initial closing (“Initial Closing”) shall take place at the offices of Kirkland & Ellis, LLP, 601 Lexington Avenue, New York, New York 10022-4611, at 10:00 a.m. California Time, on the later of (i) January 18, 2011, (ii) the fifteenth (15th) day following the satisfaction of the conditions set forth in the last sentence of Section 3.1(i), (iii) the first (1st) Business Day following the satisfaction of the conditions set forth in Sections 3.1, 3.2 and 3.3, or (iv) at such other time and place as the Company and Investor mutually agree upon, whether orally or in writing (which date is designated as the “Initial Closing Date”).

(b)           Subsequent Closings.  During the Commitment Period, the Company may from time to time schedule one or more additional Closings in order to effectuate the purchase and sale of Units pursuant to Section 2.2(a) (each, a “Subsequent Closing”).  The Company shall provide Investor with at least fifteen (15) Business Days’ prior written notice of each Subsequent Closing.  Such notice (each, a “Subsequent Closing Notice”) shall specify the proposed date of the Subsequent Closing, the amount of the Required Funds and Subsequent Closing Units applicable to such Closing, and wire transfer instructions for the relevant payments to be made at such Closing based on such amounts.  Subject to the satisfaction or waiver of the conditions set forth in Sections 3.3, 3.4 and 3.5, each Subsequent Closing shall take place on the date specified in the Subsequent Closing Notice (the actual date of each Subsequent Closing being referred to as, a “Subsequent Closing Date”).  Notwithstanding anything contained herein to the contrary, if the Company has not commenced the Phase I Projects within ninety (90) days after the Initial Closing Date, then promptly upon the written request of Investor, the Company shall (i) commence the Phase I Projects and (ii) schedule Subsequent Closings on dates, and in such amounts, selected by Investor based on the Required Funds.

(c)           Closing Deliveries.  Subject to the terms and conditions set forth herein, (i) Investor shall, at the Initial Closing and any Subsequent Closings, pay the relevant purchase price to the Company, and, at the Initial Closing and the Supplemental Closing, pay the relevant purchase price to NutraCea, in each case, for the Units being purchased by Investor from NutraCea and/or the Company at such Closing (as applicable), (ii) at the Initial Closing, NutraCea shall pay the relevant purchase price to the Company for the Units being purchased by NutraCea from the Company, and (iii) at each Closing, the Company, Investor and, as applicable, NutraCea shall deliver such documentation as is required hereunder or reasonably necessary to effectuate such transactions.  All payments of purchase price hereunder shall be made by wire transfer of immediately available funds.

(d)           Direct Payment.  NutraCea hereby directs Investor to wire the purchase price directly to the Company, for Units purchased by Investor from NutraCea pursuant to Section 2.1(b).

(e)           Investor Allocation.  At each Closing, all Units purchased by Investor shall be allocated 87.7353% to AF Bran Holdings-NL LLC and 12.2647% AF Bran Holdings LLC.

(f)           Supplemental Closing.  Subject to the satisfaction or waiver of the conditions set forth in Sections 3.3, 3.4 and 3.5, the closing of any Performance Purchase or purchase pursuant to Section 2.2(b) (in each case, a “Supplemental Closing”) shall take place at the offices of Kirkland & Ellis, LLP, 601 Lexington Avenue, New York, New York 10022-4611, at 10:00 a.m. California Time, on April 15, 2011 in the case of the Performance Purchase and 15 business days after the end of the Commitment Period in the case of the purchase pursuant to Section 2.2(b), or at such other time and place as the Company and Investor mutually agree upon, whether orally or in writing (which date is designated as the “Supplemental Closing Date”).

SECTION 3.           CONDITIONS TO CLOSINGS/TERMINATION.

3.1       Conditions to the Obligations of Investor at the Initial Closing.  The obligations of Investor in Section 2 with respect to the Initial Closing are subject to the fulfillment (or written waiver by Investor) on or before the Initial Closing of each of the following conditions:

(a)           Representations and Warranties of the Company.  The representations and warranties of the Company contained in Section 4 shall be true and correct as of the Initial Closing.

(b)           Representations and Warranties of NutraCea.  The representations and warranties of NutraCea contained in Section 6 shall be true and correct as of the Initial Closing.

(c)           Performance.  The Company and NutraCea shall have performed and complied with all agreements, obligations and conditions contained in this Agreement that are required to be performed or complied with by each of them on or before the Initial Closing Date.

(d)           Compliance Certificate.  The Chief Executive Officer of the Company shall have delivered to Investor a certificate stating, on behalf of the Company, that the conditions specified in Sections 3.1(a) and 3.1(b) have been satisfied.

(e)           Appointment of Management Committee Members.  W. John Short, Leo Gingras, Dale Belt, Juan Lucena Maguire and Ana Paula Bannwart shall have been appointed, effective as of the Closing, to serve as the members of the Company’s Management Committee.

(f)            LLC Agreement.  The LLC Agreement shall have been duly executed by each party thereto and delivered to Investor.

(g)           Investor Rights Agreement.  The Investor Rights Agreement shall have been duly executed by each party thereto and delivered to Investor.

(h)           License Agreement.  NutraCea and Irgovel, on the other hand, shall have entered into a License Agreement in the form attached hereto as Exhibit E.

(i)            Proceedings and Documents.  All corporate and other proceedings in connection with the transactions contemplated at the Initial Closing hereby and all documents incident thereto shall be reasonably satisfactory in form and substance to Investor and its counsel, and Investor and its counsel shall have received all such counterpart original and certified or other copies of such documents as they may reasonably request. Investor shall have received all of the Exhibits and Disclosure Schedules mentioned in the Agreements, in each case, in form and substance reasonably satisfactory to Investor.

(j)            Other Assurances.  Investor shall have received such other certificates, documents and filings as Investor shall reasonably request.

(k)           Emergence.  All conditions precedent to the First Amended Plan of Reorganization Proposed by NutraCea and the Unsecured Creditors Committee, dated August 10, 2010 (DE # 548), as amended from time to time, pursuant to Chapter 11 of Title 11 of the United States Code (the “Plan”), becoming effective have been satisfied, and the Effective Date (as defined in the Plan) has occurred.

(l)            Investment Committee Approval. This Agreement, the other agreements set forth herein and the transactions contemplated hereby and thereby shall have been approved by Investor’s investment committee, in its sole discretion; provided, this Section 3.1(m) shall cease to be effective in the event the latest possible Termination Date set forth in Section 3.6 below shall have occurred without notice of termination being provided in accordance therewith.

3.2       Conditions to the Obligations of NutraCea at the Initial Closing. The obligations of NutraCea in Section 2 with respect to the Initial Closing are subject to the fulfillment (or written waiver by NutraCea) on or before the Initial Closing of each of the following conditions:

(a)           Representations and Warranties of Investor.  The representations and warranties of Investor contained in Section 5 shall be true and correct as of the Initial Closing.

(b)           Performance.  Investor shall have performed and complied with all agreements, obligations and conditions contained in this Agreement that are required to be performed or complied with by it on or before the Initial Closing.

(c)           LLC Agreement.  The LLC Agreement shall have been duly executed by each party thereto and delivered to NutraCea.

(d)           Investor Rights Agreement.  The Investor Rights Agreement shall have been duly executed by each party thereto and delivered to NutraCea.

(e)           Payment of Purchase Price.  Investor shall have delivered the purchase price for the Units purchased from NutraCea at the Initial Closing.

(f)            Proceedings and Documents.  All corporate and other proceedings in connection with the transactions contemplated at the Initial Closing hereby and all documents incident thereto shall be reasonably satisfactory in form and substance to NutraCea and its counsel, and NutraCea and its counsel shall have received all such counterpart original and certified or other copies of such documents as they may reasonably request.

(g)           Other Assurances.  NutraCea shall have received such other certificates, documents and filings NutraCea shall reasonably request.

(h)           Emergence.  All conditions precedent to the Plan becoming effective have been satisfied, and the Effective Date (as defined in the Plan) has occurred.

3.3       Conditions to the Obligations of the Company at each Closing.  The obligations of the Company to Investor in Section 2 with respect to a Closing are subject to the fulfillment on or before such Closing of each of the following conditions:

(a)           Representations and Warranties.  The representations and warranties of Investor contained in Section 5 shall be true and correct in all material respects as of the Initial Closing.

(b)           Performance.  Investor shall have performed and complied in all material respects with all agreements, obligations and conditions contained in this Agreement and the other Related Documents if required to be performed or complied with by them at any time prior to such Closing.

(c)           LLC Agreement.  The LLC Agreement shall have been duly executed by each party thereto and delivered to the Company.

(d)           Investor Rights Agreement.  The Investor Rights Agreement shall have been duly executed by each party thereto and delivered to the Company.

(e)           Payment of Purchase Price.  Investor and NutraCea shall have delivered to the Company the purchase price for all Units purchased from the Company hereunder at the applicable Closing.

3.4       Conditions to the Obligations of Investor at each Subsequent Closing and at the Supplemental Closing.  The obligations of Investor in Section 2 with respect to each Subsequent Closing and at the Supplemental Closing are subject to the fulfillment (or written waiver by Investor) on or before the applicable Subsequent Closing or Supplemental Closing of each of the following conditions:

(a)           Maximum Amount Purchased.  The amount to be paid by Investor to purchase Units at a Subsequent Closing, when added to the amount previously paid by Investor to purchase Units hereunder, shall not exceed (i) Thirteen Million Nine Hundred Thousand Dollars ($13,900,000) if a Performance Purchase has not occurred or (ii) Twelve Million Nine Hundred Thousand Dollars ($12,900,000) if a Performance Purchase has occurred.

(b)           Representations and Warranties of NutraCea.  The representations and warranties of the Company contained in Section 4 and of NutraCea contained in Section 6 shall be true and correct in all material respects as of the applicable Subsequent Closing Date or Supplemental Closing Date.

(c)           Subsequent Closing Notice.  A Subsequent Closing Notice shall have been delivered in accordance with Section 2.4(b) if the Closing is a Subsequent Closing.

(d)           Performance.  The Company, NutraCea and Irgovel shall have performed and complied in all material respects with all agreements, obligations and conditions contained in this Agreement and the other Related Documents if required to be performed or complied with by them at any time prior to such Closing.

(e)           Event of Default.  No Event of Default shall have occurred since the immediately prior Closing.

(f)            Performance Condition.  If the Closing is a Supplemental Closing pursuant to a Performance Purchase, the Performance Condition shall have been satisfied.

3.5       Conditions to the Obligations of NutraCea at a Supplemental Closing.  The obligations of NutraCea in a Supplemental Closing are subject to the fulfillment (or written waiver by NutraCea) on or before such Closing of each of the following conditions:

(a)           Representations and Warranties of Investor.  The representations and warranties of Investor contained in Section 6 shall be true and correct in all material respects as of the applicable Supplemental Closing Date.

(b)           Performance.  Investor shall have performed and complied in all material respects with all agreements, obligations and conditions contained in this Agreement and the other Related Documents if required to be performed or complied with by them at any time prior to such Closing.

(c)           Payment of Purchase Price.  Investor shall have delivered to NutraCea the purchase price for the Units purchased from NutraCea at the Closing in accordance with Section 2.2(b) or Section 2.2(c), as applicable.

3.6       Termination.  This Agreement may be terminated by Investor by providing written notice to the other Parties at any time prior to the later of (a) December 31, 2010 and (b) five (5) Business Days after Investor’s receipt of the Disclosure Schedule, in accordance with Section 3.1(i) (the later of such dates, the “Termination Date”).  In the event of termination of this Agreement as provided in this Section 3.6, this Agreement shall forthwith become void and there shall be no liability on the part of any party hereto, provided, however, that (i) this Section 3.6, Section 7.6 and Section 9 shall survive any such termination, and (ii) nothing herein shall relieve any party hereto from liability for any breach of this Agreement occurring prior to such termination.

SECTION 4.           REPRESENTATIONS AND WARRANTIES OF THE COMPANY.  The Company hereby represents and warrants to Investor that, as of the date hereof and as of the date of the applicable Closing:

4.1       Organization, Good Standing and Qualification.  Each of the Company and the Subsidiaries (the name and jurisdiction of organization of each of which is identified on Section 4.1 of the Disclosure Schedule) is a corporation, limited liability company or limited partnership duly organized, validly existing and in good standing under the laws of its jurisdiction of organization.  Each of the Company and Subsidiaries is duly qualified to transact business under the Laws of each jurisdiction in which the failure to be so qualified could reasonably be expected to result in a Material Adverse Change.

4.2       Power and Authority.  The Company and each Subsidiary have the requisite entity power and authority (a) to own, lease and operate its properties and assets, (b) to carry on its business as presently conducted, (c) to execute and deliver this Agreement, the Related Documents, and (d) to carry out and perform its obligations under the terms of this Agreement and the Related Documents.

4.3       Subsidiaries.  Except as set forth in Section 4.3 of the Disclosure Schedule, the Company has no Subsidiaries and does not otherwise own or control, directly or indirectly, or have any other equity Investment in or other interest in, any other Person.

4.4       Capitalization.

(a)           Section 4.4(a) of the Disclosure Schedule lists for the Company and each Subsidiary the authorized Capital Securities, the names of the holders of such Capital Securities and the number and class of any outstanding Capital Securities so held.

(b)           Except as set forth in Section 4.4(b) of the Disclosure Schedule, the outstanding Capital Securities of the Company and each Subsidiary have been (i) duly authorized, validly issued and fully paid (ii) issued in compliance with Applicable Law, and (iii) issued in compliance with applicable preemptive, preferential or contractual rights.  Upon purchase by Investor, the Investor Units shall have been duly authorized and issued in compliance with Applicable Law and any applicable preemptive, preferential or contractual rights.

(c)           Except as set forth in the Agreement, the Related Documents or Section 4.4(c) of the Disclosure Schedule, there are no outstanding options, subscriptions, warrants, calls, preemptive rights, conversion rights, exchange rights, redemption rights, registration rights, co-sale rights, buy-sell rights, rights of first refusal or similar rights, agreements or undertakings in effect or committed to by the Company, any of its Subsidiaries or any of their respective stockholders, members or partners with respect to the Capital Securities of the Company or any of its Subsidiaries.

(d)           Except as set forth in Section 4.4(d) of the Disclosure Schedule, there is no proxy, voting trust, members’ agreement or similar agreement or arrangement with respect to the exercise of the Voting Power of the Company or any Subsidiary other than the LLC Agreement.

4.5       Authorization; Enforceability.  The Company has been duly authorized by all requisite limited liability company action to execute and deliver this Agreement and the Related Documents to which it is a party, and to perform its obligations hereunder and thereunder.  This Agreement and each Related Document, when executed and delivered by the Company will constitute valid and legally binding obligations of the Company enforceable against the Company in accordance with their respective terms, subject to applicable bankruptcy, reorganization, insolvency, moratorium or similar Laws relating to the availability of specific performance, injunctive relief or other equitable remedies.  The Investor Units, when purchased and delivered in accordance with the terms of this Agreement will be free of Liens and restrictions on transfer other than restrictions on transfer under this Agreement, the Related Document and applicable securities laws or liens or encumbrances created by or imposed by Investor.

4.6       No Conflict.  Except as set forth in Section 4.6 of the Disclosure Schedule, the execution, delivery and performance by the Company and its Subsidiaries, as applicable, of this Agreement and the Related Documents do not and will not (a) violate or conflict with the provisions of the Charter Documents of the Company or the Subsidiaries, (b) conflict with or violate any Applicable Law or any judgment, order, decree, stipulation or injunction to which such Party is subject, (c) result in the breach of, or constitute a default under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of any Lien on any of its assets or properties pursuant to, any note, bond, contract, lease, license, permit, indenture, mortgage, or any other instrument or agreement to which the Company or any Subsidiary is a party or by which any of their respective property is bound (other than in favor of Investor) or (d) trigger any “change of control” or similar provision in any Charter Document or Material Contract; except, in the case of each of clauses (b) and (c), such as could not reasonably be expected to be material and adverse to the Company or any of its Subsidiaries.

4.7           Governmental Consents.  Except as set forth in Section 4.7 of the Disclosure Schedule, no Consent with any Governmental Authority is required in connection with the Company’s or any Subsidiary’s execution, delivery and performance of this Agreement and the Related Documents, or the Company’s or any Subsidiary’s consummation of any transaction contemplated hereby or thereby.

4.8           Offering.  Subject to the truth and accuracy of the representations of Investor set forth in Section 5, the offer, sale and issuance of the Investor Units as contemplated by this Agreement are exempt from the registration requirements of the Securities Act and will not result in a violation of the qualification or registration requirements of the California Law or other applicable state securities Laws, and neither the Company nor any authorized agent acting on its behalf will take any action hereafter that would cause the loss of such exemption.

4.9           Legal Proceedings.  Except as set forth in Section 4.9 of the Disclosure Schedule, neither the Company nor any Subsidiary is (a) subject to any outstanding injunction, judgment, order, decree or ruling, whether or not subject to appeal, or (b) a party or, to the Company’s Knowledge, threatened to be made a party, to any action, suit, proceeding, hearing, audit or investigation, of or before any court, quasi-judicial agency, administrative agency or arbitrator.

4.10           Title to Property Assets; Sufficiency of Assets.  Section 4.10(a) of the Disclosure Schedule sets forth the description, location and value of all personal property of the Company or Irgovel with a value in excess of Fifty Thousand Brazilian Reais (R$ 50,000). Except as set forth in Section 4.10(b) of the Disclosure Schedule, the Company and the Subsidiaries have good and marketable title to, or valid leasehold interests in, all personal property necessary for the conduct of their business or used, owned, occupied or held for use by the Company and the Subsidiaries in the operation of their business, free and clear of all Liens, except Permitted Liens.  The personal property owned and leased by the Company and each Subsidiary is in good operating condition and repair, ordinary wear and tear excepted. With respect to the personal property they lease, the Company and the Subsidiaries are in compliance with such leases in all material respects and hold a valid leasehold interest free of any liens, claims or encumbrances, other than Permitted Liens.  There are no assets, tangible or intangible, which are necessary to conduct the business of the Company or the Subsidiaries, that are owned by any Affiliates of the Company other than the Company and the Subsidiaries.

4.11     Leased Real Properties; Owned Real Property.

(a)           Leased Real Property.  Section 4.11(a) of the Disclosure Schedule contains a complete and correct list of all real property leases and subleases pursuant to which the Company or a Subsidiary is a lessor, lessee, sublessor or sublessee (the “Leased Real Property”).  Each lease or sublease set forth in Section 4.11(a) of the Disclosure Schedule is legal, valid, binding, enforceable and in full force and effect, subject to applicable bankruptcy, reorganization, insolvency, moratorium or similar Laws relating to the availability of specific performance, injunctive relief or other equitable remedies.  Except as set forth in Section 4.11(a) of the Disclosure Schedule, neither the Company nor any Subsidiary, nor, to the Knowledge of the Company, any other party, is in default, violation or breach in any material respect under any such lease or sublease, and no event has occurred and is continuing thereunder that constitutes or, with notice or the passage of time or both, would constitute a default, violation or breach in any material respect thereunder.  The Company and the Subsidiaries, as applicable, have good and valid title to the leasehold estate under each lease and sublease set forth in Section 4.11(a) of the Disclosure Schedule, free and clear of all Liens other than Permitted Liens.  All of the improvements situated in whole or in part at any Leased Real Property are in good operating condition, in a state of good maintenance and repair and are adequate and suitable for the purposes for which they are presently being used.

(b)           Owned Real Property.  Section 4.11(b) of the Disclosure Schedule sets forth the address and legal description of each parcel of Owned Real Property.  With respect to each parcel of Owned Real Property: (A) the Company or one of its Subsidiaries has good and marketable fee simple title, free and clear of all Liens, except Permitted Liens; (B) neither of the Company nor any of its Subsidiaries has leased or otherwise granted to any Person the right to use or occupy such Owned Real Property or any portion thereof; and (C) there are no outstanding options, rights of first offer or rights of first refusal to purchase such Owned Real Property or any portion thereof or interest therein.

4.12     Financial Statements.  The consolidated financial statements of Irgovel for the Fiscal Years 2008 and 2009, audited in the case of the Fiscal Year 2008 financial statements, copies of which have been previously made available to Investor (collectively the “Irgovel Financial Statements”), (a) are correct and complete in all material respects, (b) have been prepared in accordance with GAAP except for such deviations as are referred to in the notes thereto, and (c) fairly present in all material respects the financial position and results of operations, and cash flows of Irgovel as of each date and for the respective periods covered by the Irgovel Financial Statements.  The only Capital Securities owned by the Company are the Capital Securities of Irgovel. The Company has no liabilities other than those created by this Agreement and the Related Documents.  The Company’s sole material asset is the Capital Securities of Irgovel.

4.13     Undisclosed Liabilities.  Except as set forth in Section 4.13 of the Disclosure Schedule, neither the Company nor any Subsidiary has any Indebtedness or liability, except for liabilities reflected or reserved against on the most recent Irgovel Financial Statements and liabilities incurred since that date in the Ordinary Course of Business, none of which is material.  Neither the Company nor any Subsidiary is liable upon or with respect to, or obligated in any other way to provide funds in respect of, or to guaranty or assume in any manner any debt or obligation of any other Person.

4.14     Changes.  Except as set forth in Section 4.14 of the Disclosure Schedule or as specifically contemplated by this Agreement or the Related Documents, since December 31, 2009, there has not been:

(a)           any change in the assets, liabilities, financial condition or operating results of the Company or any Subsidiary from that reflected in the Irgovel Financial Statements, except changes in the Ordinary Course of Business that have not been, in the aggregate, materially adverse;

(b)           any damage, destruction or loss, whether or not covered by insurance, that resulted in or that could result in a Material Adverse Change;

(c)           any waiver by the Company or any Subsidiary of a material right or of a material debt owed to it;

(d)           any satisfaction or discharge of any lien, claim or encumbrance or payment of any obligation by the Company or any Subsidiary, except in the Ordinary Course of Business and that is not material to the assets, properties, financial condition, operating results or business of the Company or any Subsidiary (as such business is presently conducted and as it is proposed to be conducted);

(e)           any termination or material amendment to any Material Contract;

(f)            any change in any compensation arrangement or agreement with any current or former officer, director, employee or contractor;

(g)           any sale, assignment or transfer of any patents, trademarks, copyrights, trade secrets or other intangible assets (other than the sale or license of the Company’s or any Subsidiary’s products and services in the Ordinary Course of Business);

(h)           any resignation or termination of employment of any officer or key employee of the Company or any Subsidiary;

(i)            any mortgage, pledge, transfer of a security interest in, or lien, created by the Company or any Subsidiary, with respect to any of their material properties or assets, except liens for Taxes not yet due or payable;

(j)            any loans or guarantees made by the Company or any Subsidiary to or for the benefit of its employees, officers or directors, or any members of their immediate families, other than travel advances and other advances made in the Ordinary Course of Business;

(k)           any liability incurred, assumed or guaranteed by the Company or any Subsidiary except for those incurred in the Ordinary Course of Business in the aggregate);

(l)            any declaration, payment or setting aside for payment of any dividend or other distribution with respect to, or any redemption, retirement or other purchase of, any equity securities of the Company or any of its Subsidiaries;

(m)          any failure to conduct the Company’s business in the Ordinary Course of Business;

(n)           any Indebtedness incurred by the Company or any of its Subsidiaries;

(o)           any change in any accounting policies, procedures or practices other than changes required by GAAP;

(p)           aggregate Capital Expenditures paid or incurred in excess of Fifty Thousand Dollars ($50,000);

(q)           modified any bonus, severance, termination, pension, insurance or other employee benefit plan, payment or arrangement made to, for or with any of its current or former directors, managers, employees, contractors or consultants other than in the ordinary course of business for non-member employees;

(r)            entered into any employment (other than offer letters and letter agreements entered into in the ordinary course of business consistent with past practice with employees who are terminable “at-will”), severance or termination agreement;

(s)           established, adopted, entered into, amended or terminated any employee benefit plan or any collective bargaining, thrift, compensation or other plan, agreement, trust, fund, policy or arrangement for the benefit of any of its current or former directors, managers, employees, contractors, or consultants of the Company or its Subsidiaries;

(t)            made any tax election, change its method of tax accounting or settle any claim relating to Taxes;

(u)           been party to any merger, acquisition, consolidation, recapitalization, liquidation, dissolution or similar transaction;

(v)           accelerated any billing of customers or collection of receivables or delayed, postponed or canceled the payment of accounts payable or any other liability, the purchase of inventory or the replacement of inoperable, worn out or obsolete assets with assets of comparable quality, in each case, other than in the ordinary course of business substantially consistent with past practice;

(w)          any other event or condition of any character that might result in a Material Adverse Change; or

(x)           any other material transaction or any agreement or commitment by the Company or any Subsidiary to do any of the things described in this Section _4.14.

4.15     Taxes. Except as set forth in Section 4.15 of the Disclosure Schedule, the Company and each Subsidiary have timely filed or caused to be filed all Tax returns required under Applicable Law and such returns are true, correct and complete in all material respects.  No audit of the Company’s or any Subsidiary’s Tax returns is in progress, or to the Company’s Knowledge, is being proposed, threatened or discussed.  The Company and each Subsidiary have paid or made provision for payment of all Taxes and assessments that have been or are accrued, due or levied, and there are no assessed Tax deficiencies against the Company or any Subsidiary.  All Taxes that the Company or any Subsidiary is required to withhold or collect have been duly withheld or collected, and, to the extent required by Applicable Law, have been paid to appropriate Governmental Authorities or Persons.  Neither the Company nor any Subsidiary has waived, or been requested to waive or extend, any statute of limitations relating to the payment or assessment of Taxes or deficiencies.  The Company is and has been treated for its entire existence as a “disregarded entity” under Treasury Regulations Section 301.7701-3.  Irgovel is treated as a corporation for U.S. federal income tax purposes.

4.16     Intellectual Property.

(a)           Section 4.16(a) of the Disclosure Schedule contains a complete list of all pending or issued patents, registered trademarks, and registered copyrights (international and domestic) in which the Company or its Subsidiaries hold any rights. The Company and the Subsidiaries own or possess sufficient legal rights to Intellectual Property necessary to the business of the Company and the Subsidiaries as presently conducted, the lack of which could reasonably be expected to result in a Material Adverse Change. Except for standard end-user license agreements, support/maintenance agreements and agreements entered in the Ordinary Course of Business, there are no outstanding options, licenses or agreements relating to the Intellectual Property of the Company and the Subsidiaries, and neither the Company nor any Subsidiary is bound by or a party to any options, licenses or agreements with respect to the Intellectual Property of any other person or entity.  Neither the Company nor any Subsidiary has received any written communication alleging that the Company has violated or, by conducting their businesses as currently conducted, would violate any of the Intellectual Property of any other person or entity.

(b)           To the Company’s Knowledge, Section 4.16(b) of the Disclosure Schedule contains a complete list of current and past employees and contractors of NutraCea, the Company or its Subsidiaries who own patents or have developed trade secrets related to technology used by, and material to, the Company or its Subsidiaries.

4.17     Material Contracts.  Section 4.17 of the Disclosure Schedule lists all Material Contracts.  With respect to each Material Contract, (a) such agreement is in full force and effect and constitutes the legal, valid and binding obligation of the Company or a Subsidiary, as applicable, and, to the Company’s Knowledge, the other parties thereto, enforceable in accordance with its terms, subject to laws of general application relating to bankruptcy, insolvency and the relief of debtors and rules of law governing specific performance, injunctive relief or other equitable remedies and to general principles of equity, (b) such agreement will not be terminated as a result of this Agreement, (c) neither the Company nor any Subsidiary is in default in any material respect under such agreement and no event has occurred which, with the passage of time, would constitute such a default, and (d) to the Company’s Knowledge, no other party is in default in any material respect under such agreement.

4.18     Transactions with Affiliates.  Except as set forth on Section 4.18 of the Disclosure Schedule, no officer, shareholder, director, member, manager, partner or Affiliate of the Company or any Subsidiary, or any Family Group member of any such person, (a) is indebted to the Company or any Subsidiary, nor is the Company or any Subsidiary indebted (or committed to make loans or extend or guarantee credit) to any of them other than in the case of officers, directors, employees and managers for accrued salaries, reimbursable business expenses and other employee benefits accrued in the ordinary course of business; (b) owns any material asset used or held for use by the Company or any of its Subsidiaries; or (c) is directly or indirectly interested in any material contract with the Company or any of its Subsidiaries.

4.19     Insurance.  Section 4.19 of the Disclosure Schedule sets forth a complete and accurate list and description of all policies of insurance presently in effect with respect to the assets and/or business of the Company and its Subsidiaries.  The Company and each Subsidiary maintains and has maintained such insurance as is required by Applicable Law and such other insurance, in amounts and insuring against hazards and other liabilities, as is customarily maintained by companies similarly situated.

4.20     Compliance with Laws.  Except as set forth in Section 4.20 of the Disclosure Schedule, each of the Company and the Subsidiaries is, and at all times since February 19, 2008 has been, in compliance with all Applicable Laws in all material respects.

4.21     Licenses.  Except as set forth in Section 4.21 of the Disclosure Schedule, the Company and the Subsidiaries hold, and at the Closing will hold, all Licenses necessary to own their assets and to conduct their business as it is now being conducted, and believe they can obtain, without undue burden or expense, any required Licenses for the conduct of their business as presently planned to be conducted.  A list of all material Licenses is set forth in Section 4.21 of the Disclosure Schedule, and each such License is in full force and effect.

4.22     Labor Relations; Employee Compensation.  Neither the Company nor any Subsidiary is a party to or bound by any collective bargaining or other labor agreement, and there are no organizational efforts affecting its employees.  There are no material unremedied violations of any federal, state or local labor or employment Laws or regulations, including wages, hours, collective bargaining, Taxes and the like by the Company or any Subsidiary.  There are no strikes or other labor disputes pending or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries.  Except as set forth in Section 4.22 of the Disclosure Schedule, there are no (a) effective employment agreements, deferred compensation agreements, bonus plans, incentive plans, profit sharing plans, severance arrangements or retirement agreements covering the current or former employees of the Company or any of its Subsidiaries, or (b) agreements for managerial, consulting or similar services to which the Company or any of its Subsidiaries is a party or by which it is bound.  The Company is not aware that any officer or key employee, or that any group of key employees, intends to terminate their employment with the Company or any Subsidiary, nor does the Company or any Subsidiary have a present intention to terminate the employment of any of the foregoing.  The employment of each officer and employee of the Company and any Subsidiary is terminable at the will of the Company or any Subsidiary.

4.23     Employee Benefit Plans.  Section 4.23 of the Disclosure Schedule sets forth a complete and correct list of each Benefit Plan to which the Company or its Subsidiaries has any obligation.  Except as set forth in Section 4.23 of the Disclosure Schedule, each of the Company and its Subsidiaries (a) has made all payments or contributions due to date under each of its Benefit Plans, and has recorded on its books amounts accrued to date as liabilities with respect to each such Benefit Plan and the requirements of applicable Law, (b) has performed all material obligations required to be performed under each such Benefit Plan and applicable Law, and is not in default in any material respect of any such Benefit Plan and (c) is in compliance in all material respects with requirements of Applicable Law with respect to such Benefit Plans. No Benefit Plan has any unfunded or underfunded liabilities.

4.24     Investment Company.  Neither the Company nor any Subsidiary is an “investment company” as defined in the Investment Company Act of 1940, as amended.

4.25     Brokerage Fee.  Except as set forth in Section 4.25 of the Disclosure Schedule, neither the Company nor any Subsidiary has, with respect to the sale of Units, engaged any investment banker, finder, broker or similar agent that may give rise to any brokerage fee, finder’s fee, commission or similar liability, nor will either the Company or any Subsidiary otherwise be required, with respect to the sale of Units, to pay any investment banker, finder, broker or similar agent any brokerage fee, finder’s fee, commission or similar liability.

4.26     Foreign Corrupt Practices.  Except as set forth in Section 4.26 of the Disclosure Schedule, the Company and its Subsidiaries have not, and to the Company’s Knowledge, no agent or other person acting on behalf of the Company or any Subsidiary, has (i) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses related to foreign or domestic political activity, (ii) made any unlawful payment to foreign or domestic government officials or employees or to any foreign or domestic political parties or campaigns from corporate funds, (iii) failed to disclose fully any contribution made by the Company or its Subsidiaries (or made by any person acting on their behalf of which the Company is aware) which is in violation of law, or (iv) violated in any material respect any provision of the Foreign Corrupt Practices Act of 1977, as amended.

4.27     Environmental and Safety Matters.

(a)           The Company and its Subsidiaries have at all times complied in all material respects with all applicable Environmental and Safety Requirements, which compliance has included obtaining and complying in all material respects at all times with all material permits, licenses and other authorizations required pursuant to Environmental and Safety Requirements for the occupation of their facilities and the operation of their respective businesses.

(b)           Except as set forth in Section 4.27(b) of the Disclosure Schedule, since February 19, 2008, neither the Company nor any of its Subsidiaries has received any notice, report, order, or directive regarding any, and is not subject to any litigation, proceedings or order regarding any, actual or alleged violation of Environmental and Safety Requirements, or any liability or potential liability arising under Environmental and Safety Requirements, in effect prior to and as of the date of the applicable Closing, relating to the business, the Owned Real Property or Leased Real Property.

(c)           Except as set forth in Section 4.27(c) of the Disclosure Schedule, neither the Company nor any of its Subsidiaries has treated, stored, disposed of, arranged for or permitted the disposal of, transported, handled, released, or exposed any Person to, any substance (including without limitation any hazardous substance), owned or operated any property or facility which is or has been contaminated by any substance, so as to give rise to any current or future liabilities under any Environmental and Safety Requirements in effect at the time of such treatment, storage, disposal, transportation, handling, release or exposure.

(d)           Except as set forth in Section 4.27(d) of the Disclosure Schedule, neither the Company nor any of its Subsidiaries has assumed, undertaken, or provided any indemnity with respect to, any liability of any other Person relating to Environmental and Safety Requirements.

(e)           The Company has furnished to Investor true and correct copies of all environmental audits, reports, assessments and all other documents materially bearing on environmental, health or safety liabilities relating to the past or current operations or facilities of the Company and all of its Subsidiaries, in each case which are in its possession or under its reasonable control.

4.28     Full Disclosure.  Neither this Agreement, the Related Documents or any exhibits or schedules thereto, when taken as a whole, contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained herein or therein not misleading in light of the circumstances under which they were made.

4.29     Projections.  Subject to Investor’s acknowledgment in Section 5.3, the “forward looking” information prepared by or for the Company and delivered to Investor was based on underlying assumptions that the Company believed to be reasonable at the time when such information was so prepared and delivered.

SECTION 5.          REPRESENTATIONS AND WARRANTIES OF INVESTOR.  Investor hereby represents and warrants to NutraCea, the Company and the Subsidiaries that:

5.1       Authorization.  Investor has full power and authority to enter into this Agreement and the Related Documents to which it is a party and to carry out and perform its obligations thereunder.  This Agreement and the Related Documents to which Investor is a party constitute Investor’s valid and legally binding obligation, enforceable against it in accordance with its terms except (a) as limited by applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors’ rights generally, and (b) as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies.  Investor has obtained each Consent of or with any court, Governmental Authority or third Person that is required to be obtained by Investor in connection with the execution and delivery of this Agreement and the Related Documents to which Investor is a Party or the performance of Investor’s obligations hereunder or thereunder.

5.2       Purchase Entirely for Own Account.  Investor Units are being acquired for investment for Investor’s own account not as a nominee or agent, and not with a view to the resale or distribution of any part thereof, and that Investor has no present intention of selling, granting any participation in, or otherwise distributing the same.  Investor does not have any contract, undertaking, agreement or arrangement with any Person to sell, transfer or grant participations to such Person or to any third Person, with respect to any of the Investor Units.

5.3       Access to Data.  Investor has had an opportunity to ask questions of, and receive answers from, the officers of the Company concerning the this Agreement and the Related Documents and transactions contemplated hereby and thereby, as well as the Company’s and the Subsidiaries’ business, management and financial affairs, which questions were answered to its satisfaction.  Investor understands that such discussions, as well as any information issued by the Company, were intended to describe certain aspects of the Company’s and the Subsidiaries’ business and prospects, but were not necessarily a thorough or exhaustive description.  Investor acknowledges that any “forward looking” information prepared by or for the Company has been, and continues to be, subject to change and that any projections included in such information or otherwise is necessarily speculative in nature, and it can be expected that some or all of the assumptions underlying the projections will not materialize or will vary significantly from actual results.

5.4       Principal Place of Business.  The principal place of business of Investor is the address set forth below Investor’s name on the signature page hereto.

5.5       Brokerage Fee.  Except as set forth in Section 5.4 of the Disclosure Schedule, Investor has not, with respect to the purchase of Units, engaged any investment banker, finder, broker or similar agent that may give rise to any brokerage fee, finder’s fee, commission or similar liability, and Investor will not be required, with respect to the purchase of Units, to pay any investment banker, finder, broker or similar agent any brokerage fee, finder’s fee, commission or similar liability.

5.6       Short Sales and Confidentiality.  Other than consummating the transactions contemplated hereunder, Investor has not, nor has any Person acting on behalf of or pursuant to any understanding with Investor, directly or indirectly executed any transaction, including short sales, in the securities of NutraCea during the period commencing from the time that Investor was first contacted by NutraCea regarding, the material terms of the transactions contemplated hereunder until the date hereof.

5.7       Tax Advisors.  Investor has reviewed with its own tax advisors the U.S. federal, state, local and foreign tax consequences of this investment and the transactions contemplated by this Agreement and the Related Documents.

5.8       Accredited Investor.  Investor is an Accredited Investor.

SECTION 6.          REPRESENTATIONS AND WARRANTIES OF NUTRACEA.  NutraCea hereby represents and warrants to Investor that:

6.1       Organization.  NutraCea is duly organized, validly existing and in good standing under the Laws of California.

6.2       Authorization of Transaction; Binding Effect.

(a)           Authorization.  NutraCea has the requisite corporate power and authority to execute and deliver this Agreement and each of the Related Documents to which it is a party and to perform its obligations hereunder and thereunder.

(b)           Enforceability.  This Agreement and each of the Related Documents to which NutraCea is a party have been duly executed and delivered by NutraCea and constitute NutraCea’s valid and legally binding obligation, enforceable against it in accordance with its terms except (a) as limited by applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors’ rights generally, and (b) as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies.

6.3       Noncontravention.  Neither the execution and the delivery of this Agreement and the Related Documents to which NutraCea is a party, nor the consummation of the transactions contemplated hereby and thereby, will (i) violate any provision of NutraCea’s organizational documents or (ii) materially conflict with, result in a material breach of, constitute (with or without due notice or lapse of time or both) a material default under or result in the creation of any material Lien upon any of the properties or assets of NutraCea under or result in the acceleration of, or create in any party the right to accelerate its rights under, modify or terminate any of the terms, conditions or provisions of, any material note, bond, mortgage, indenture, license, franchise, permit, agreement, lease, franchise agreement or any other instrument or obligation to which NutraCea is a party, or by which it or any of its properties or assets are bound.  NutraCea has obtained each Consent of or with any court, Governmental Authority or third Person that is required to be obtained by NutraCea in connection with the execution and delivery of this Agreement and the Related Documents to which NutraCea is a Party or the performance of NutraCea’s obligations hereunder or thereunder.

6.4       Ownership of Units.  NutraCea is, and on the date NutraCea is required to sell Units to Investor hereunder will be, the lawful record owner of such Units. Except as set forth in Section 6.4 of the Disclosure Schedule, NutraCea has good and marketable title to such Units, free and clear of any and all Liens other than transfer restrictions under applicable securities Laws. Such Units, when sold to Investor hereunder, will be free and clear of all Liens other than transfer restrictions under applicable securities Laws, transfer restrictions and Liens provided for under this Agreement and the Related Documents and Liens created by Investor.

6.5       Brokerage Fee. Except as set forth in Section 6.5 of the Disclosure Schedule, NutraCea has not, with respect to the sale of Units, engaged any investment banker, finder, broker or similar agent that may give rise to any brokerage fee, finder’s fee, commission or similar liability, and NutraCea will not be required, with respect to the sale of Units, to pay any investment banker, finder, broker or similar agent any brokerage fee, finder’s fee, commission or similar liability.

6.6       No Other Representations. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES EXPRESSLY CONTAINED IN THIS ARTICLE VI, NUTRACEA MAKES NO REPRESENTATION OR WARRANTY TO INVESTOR, EXPRESS OR IMPLIED, REGARDING THE BUSINESS, FINANCIAL CONDITION, RESULTS OF OPERATIONS, ASSETS OR AFFAIRS OF NUTRACEA OR ANY OF ITS SUBSIDIARIES (DIRECT OR INDIRECT).

SECTION 7.          COVENANTS.

7.1       Brazilian Loan.  Irgovel, the Company, Investor and NutraCea agree to cooperate and work in good faith to secure the Brazilian Loan as soon as reasonably practicable after the date hereof on terms reasonably acceptable to Investor and NutraCea.

7.2       Use of Proceeds.  The Four Million Dollars ($4,000,000) paid by Investor to NutraCea pursuant to Section 2.1(a) will be used by NutraCea to repay amounts it owes to its lenders and general unsecured creditors and for general corporate purposes.  NutraCea may use the amounts paid to NutraCea by Investor pursuant to Section 2.2(b) and Section 2.2(c) in any manner determined by NutraCea in NutraCea’s sole discretion.  The entire purchase price paid for Units acquired under Sections 2.1(b) and (c) and under Section 2.2(a), together with all funds contributed to the Company by NutraCea pursuant to Section 7.7, shall be used solely to fund the Phase I Projects and pay the operating and administrative expenses of the Company and Irgovel through the one year anniversary of the completion of the Phase I Projects.

7.3       Fees Relating to Investor’s Investment.  As compensation for Investor’s value added to the Company, its Members and its Subsidiaries on Brazilian and Company matters, including working with management on the definition and execution of the Company’s and its Subsidiaries’ respective strategy and business plans, on financial structuring and sourcing, on periodic oversight of the operating and financial performance of the business and on other matters, the Company agrees that for so long as Investor owns any Investor Units, or securities Investor received in exchange therefor pursuant to a Conversion, the Company shall, or shall cause its Subsidiaries, to pay to Investor or its designee (and all parties hereby consent to such payments) an annual fee in an aggregate amount equal to Two-Hundred Thousand Dollars ($200,000) (“Investor Fee”); provided, however, that if any of the Investor Units (or securities issued in exchange therefor pursuant to a Conversion or issued pursuant to any dividend, stock split or similar distribution with respect to the Investor Units or securities exchanged therefor pursuant to a Conversion) are transferred for consideration (other than pursuant to an exchange pursuant to a Conversion), then the Investor Fee shall be proportionately reduced by the pro rata amount of such Units or securities transferred as compared to the aggregate amount of such Units or securities (x) then held by Investor plus (y) the number of Units or securities Investor has the right and/or obligation to purchase in accordance with this Agreement at such time.  Beginning on January 1, 2012, the Investor Fee shall be paid in advance in four equal quarterly installments on the first business day of each Quarter.  On the Initial Closing Date the Company shall or shall cause its Subsidiary to pay to Investor or its designee (i) a pro rated portion of such fee for the final Quarter of 2010 based on the number of days elapsed from and including the Initial Closing Date through and including December 31, 2010 plus (ii) the amount of the Investor Fee payable for the entire year of 2011.  Such fees shall be earned upon receipt, shall be non-refundable and shall not be deemed to be distributions made to Investor in respect of its Investor Units pursuant to the LLC Agreement or otherwise.  For the avoidance of doubt, the Investor Fee shall not be required to be paid from and after the date of a NutraCea Roll Up.

7.4       Non-Solicitation.  Until the fifth (5th) anniversary of the Irgovel Sale Date, neither NutraCea nor any of its Subsidiaries (other than the Company and its Subsidiaries) or any of their respective Affiliates, directors, employees, agents or representatives (collectively, “Restricted Persons”) shall, directly or indirectly, solicit to hire or hire any Brazil-based employee or independent contractor of (i) the Company or any of its Subsidiaries or (ii) any Person who acquires all or substantially all of the equity securities of Irgovel (“Irgovel Purchasing Entity”), or induce any such employee to sever its relationship with any of the foregoing companies or to accept an employment or an independent contractor relationship with NutraCea or any of its Subsidiaries; provided, however, that the foregoing limitation will not (i) prohibit the placement of general advertisements in trade journals, newspapers or similar publications that are not directed at the Company, its Subsidiaries or the Irgovel Purchasing Entity or any of their employees or (ii) prevent NutraCea or any of its Subsidiaries from hiring any person who responds to any such solicitation or who independently contacts NutraCea or any of its Subsidiaries on his or her own initiative without any direct or indirect solicitation by or encouragement from any Restricted Person, in each case so long as such person has not been an employee of the Company, Irgovel or the Irgovel Purchasing Entity during the six month period immediately prior to the hire date.  In addition, the foregoing restrictions shall not apply with respect to any employee who works for both NutraCea and the Company (as approved by the Management Committee in accordance with the LLC Agreement) or any person who is employed by, or an independent contractor of, the Company, Irgovel or the Irgovel Purchasing Entity outside of Brazil.

7.5       Non-Compete.  Until the fifth (5th) anniversary of the Irgovel Sale Date, no Restricted Person shall, directly or indirectly, own, manage, design, develop, operate, control or participate in the management or operation of (i) any facilities in Brazil for the production of (a) rice bran oil, (b) stabilized rice bran for use in the production of rice bran oil, and (c) the first stage rice bran oil derivative components lecithin, fatty acids and animal and human food grade defatted rice bran  or (ii) any other primary manufacturing business located in Brazil that Irgovel is actively engaged in on the Irgovel Sale Date, in each case other than through the Company or Irgovel.  Nothing in this Section shall limit NutraCea’s ability to compete following the Irgovel Sale Date while any payment amounts due and payable to NutraCea or any of its Subsidiaries under the terms of the transactions that result in the occurrence of the Irgovel Sale Date have not been paid by the purchasing party to the Irgovel sale transaction documents.

7.6       Confidentiality.  The Parties understand that the information that each Party provided to the other Parties and their agents in connection with the transactions contemplated hereby may constitute material nonpublic information of such Party.  Each Party shall not, and each Party shall not permit its agents to, use or disclose any of such information that has not been publicly disclosed other than in connection with the transactions contemplated hereby and in the Related Documents or as may be required to comply with Applicable Law.  Furthermore, except as required pursuant to the Bankruptcy Case or other Applicable Law (including without limitation any securities laws applicable to NutraCea), the Parties shall not disclose the terms or existence of this Agreement without the written consent of the other Parties.  If any Party is required, pursuant to the Bankruptcy Case or other Applicable Law, to disclose any such information, the disclosing Party shall provide the non-disclosing Party with at least three (3) Business Days notice prior to any such disclosure and will provide the non-disclosing Party with an ability to provide comments on the content of the disclosure, which comments will be taken into reasonable consideration; provided that (i) the foregoing three (3) Business Days notice shall be limited to a two (2) calendar day period with respect to the initial press releases issued by NutraCea announcing the signing of this Agreement and the Closing and the current report on Form 8-K to be filed by NutraCea with the SEC disclosing this Agreement (“Initial 8-K”) and (ii) no notice shall be required to be delivered by NutraCea with respect to disclosure made by NutraCea in subsequent periodic reports or registration statements filed with the SEC so long as such disclosure is consistent with the disclosure contained in the Initial 8-K.  Notwithstanding the foregoing, Investor shall be able to disclose matters related hereto to its existing and potential investors (including, for the avoidance of doubt, its limited partners); provided that Investor informs such investors that such information is confidential and assumes responsibility for the improper use or disclosure of such information by such investors.

7.7       Cost Over-runs.  If the total Phase I Projects Costs exceed $8,800,000, then NutraCea shall promptly purchase, and the Company shall sell and issue to NutraCea, additional Units for a price per Unit equal to Two Dollars ($2.00) in the entire amount of such Phase I Projects Costs in excess of $8,800,000.  Any amounts contributed to the Company pursuant to this Section 7.7 shall not increase NutraCea’s Capital Contribution in the Company.

7.8       Litigation.  NutraCea shall reimburse the Company or Irgovel, as applicable, for all amounts actually paid by Irgovel or the Company after the Initial Closing Date in respect of the Pending Litigation for attorneys’ costs, fees and expenses, filing fees and other court costs, settlement payments, payments made pursuant to judgments rendered and all other out-of-pocket costs and expenses (“Reimbursable Amounts”) as provided in this Section 7.8.  Within fifteen (15) Business Days after the date (“Escrow Release Date”) that all Escrow Funds are released and distributed from the Irgovel Escrow (whether or not all or any part of such Escrow Funds are released to NutraCea), NutraCea shall pay to Irgovel or the Company, as applicable, an amount equal to all Reimbursable Amounts accruing from the Initial Closing Date through the Escrow Release Date.  In addition, any Reimbursable Amounts that (i) accrue after the Escrow Release Date, (ii) accrue prior to the Escrow Release Date in the aggregate for the number of months transpired in excess of R$ 30,000 times the number of such months, or (iii) accrue prior to the Escrow Release Date in excess of the available amount in the Irgovel Escrow, in each case, shall be paid by NutraCea to Irgovel or the Company, as applicable, within thirty (30) days after the end of the month in which such Reimbursable Amounts were paid by the Company or Irgovel, as applicable.

7.9       Updates.  At any time other than within the five Business Days preceding any Closing Date, the Company may supplement or otherwise update the Disclosure Schedule, and set forth any necessary exceptions to any provision of Section 4 which was not included in the Disclosure Schedules delivered to Investor prior to such applicable Closing Date.  Each such update or supplement shall have effect with respect to the satisfaction of the conditions set forth in Section 3 that are applicable to such Closing Date and for purposes of determining whether the Company breached any representation or warranty set forth in Section 4 made as of such Closing Date (it being acknowledged and agreed that such updates or supplements shall have no such effect with respect to determining whether the Company breached any representation or warranty set forth in Section 4 made as of any Closing Date prior to such Closing Date).

SECTION 8.          SURVIVAL AND INDEMNIFICATION.

8.1      Survival of Representations, Warranties and Covenants.

(a)           Subject to Section 8.1(b), the representations and warranties of NutraCea, the Company and Investor contained in or made pursuant to this Agreement shall survive the Closing at which they were made, but shall terminate twenty-four (24) months after the date they were made.  All statements as to factual matters contained in any certificate or other instrument delivered by or on behalf of the Company or NutraCea pursuant hereto in connection with the transactions contemplated hereby shall be deemed to be representations and warranties by the Company or NutraCea, as applicable, hereunder.

(b)           The representations and warranties of NutraCea, the Company or, as applicable, Investor contained in or made pursuant to Sections 4.1, 4.2, 4.3, 4.4, 4.5, 4.12 (solely with respect to the last three sentences thereof), 4.18, 4.25, 5.1, 5.5, 6.1, 6.2, 6.4, and 6.5 and claims made with respect to actual fraud shall survive the Closing at which they were made indefinitely.  The representations and warranties of the Company contained in or made pursuant to Sections 4.15, 4.26, and 4.27 shall survive the Closing at which they were made until the date that is thirty days after the expiration of the applicable statute of limitations.

(c)           The respective covenants and agreements of Investor, NutraCea and the Company contained in this Agreement shall survive the Closing Date.

8.2       Indemnification by NutraCea.  NutraCea shall indemnify Investor and each of its officers, directors, employees, partners, affiliates and representatives (the “Investor Indemnified Parties”) for, and defend and hold harmless each Investor Indemnified Party from and against:  (a) any and all damages, losses and other liabilities of any kind, including, without limitation (i) judgments and costs of settlement and (ii) the diminution in value of the securities held by Investor and its successors and assigns, and (b) all reasonable out-of-pocket costs and expenses (collectively, “Damages”), in each case, suffered or incurred in connection with any inaccuracy in any representation or warranty of the Company made at the Initial Closing pursuant to this Agreement.

8.3       Indemnification by Investor.  Investor shall indemnify the Company and each of its officers, directors, employees, partners, affiliates and representatives (the “Company Indemnified Parties”) for, and defend and hold harmless each Company Indemnified Party from and against all Damages suffered or incurred in connection with (i) any breach by Investor of any covenant or agreement made in this Agreement, or (ii) any inaccuracy in any representation or warranty of Investor made or incorporated by reference in this Agreement.

8.4       Defaulted Payments.  The Parties acknowledge and agree that to the extent any indemnification payment is required to be paid to an Investor Indemnified Party in cash pursuant to Section 8.2 and such payment is not made within five (5) Business Days after the date on which a binding settlement is reached between the Parties (including NutraCea) or a final, non-appealable judgment is obtained in favor of such Investor Indemnified Party, then until the entire amount of such cash payment (a “Defaulted Payment”) is paid in full, whenever the Company pays a distribution to its members pursuant to the LLC Agreement, the Company is hereby authorized and directed to pay the portion of such distribution that would otherwise be paid to NutraCea (the “Re-directed Funds”) to the Investor Indemnified Party that is entitled to receive the Defaulted Payment, and the Company shall treat the Re-directed Funds as having been actually distributed to NutraCea under the LLC Agreement.

8.5       Non-Exclusive Remedy.  For purposes of clarity, the rights of the Investor Indemnified Parties to indemnity under this Section 8 are not intended to limit any rights that Investor Indemnified Parties may otherwise have under applicable law with respect to claims under, or otherwise relating, this Agreement, the Related Documents, or the transactions contemplated hereby or thereby.

SECTION 9.          MISCELLANEOUS.

9.1       Successors and Assigns.  Investor may transfer any and all rights, duties and obligations hereunder to any transferee of Units (or securities Investor received in exchange therefor pursuant to a Conversion) held by Investor that are transferred, in one transfer or a series of transfers, in accordance with the LLC Agreement so long as such transfer constitutes at least fifty percent (50%) of (x) the Units or securities then held by Investor plus (y) the number of Units or securities Investor has the right and/or obligation to purchase in accordance with this Agreement at such time.  Subject to the foregoing and except as otherwise provided herein, the provisions of this Agreement shall inure to the benefit of, and be binding upon, the successors, assigns, heirs, executors and administrators of the Parties. Nothing in this Agreement, express or implied, is intended to confer upon any party other than the Parties or their respective successors and assigns any rights, remedies, obligations, or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement.

9.2       Counterparts. This Agreement may be executed in any number of counterparts with the same effect as if the Parties had all signed the same document.  All counterparts shall be construed together and shall constitute one agreement. This Agreement, to the extent executed and delivered by means of a photographic, photostatic, facsimile or similar reproduction of such signed writing using a facsimile machine or electronic mail shall be treated in all manner and respects as an original agreement or instrument and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person.  At the request of any Party or to any such agreement or instrument, each other Party or party thereto shall re execute original forms thereof and deliver them to all other Parties.  No Party shall raise the use of a facsimile machine or electronic mail to deliver a signature or the fact that any signature or agreement or instrument was transmitted or communicated through the use of a facsimile machine or electronic mail as a defense to the formation or enforceability of a contract and each such Party forever waives any such defense.

9.3       Intentionally Deleted.

9.4       Notices.  Any notice under this Agreement shall be in writing, and any written notice or other document shall be deemed to have been duly given (i) on the date of personal service on the Parties, (ii) on the third Business Day after mailing, if the document is mailed by registered or certified mail, (iii) one day after being sent by professional or overnight courier or messenger service guaranteeing one-day delivery, with receipt confirmed by the courier, or (iv) on the date of transmission if sent by telegram, telex, telecopy or other means of electronic transmission resulting in written copies, with receipt confirmed.  Any such notice shall be delivered or addressed to the Parties at the addresses set forth below the Party’s signature to this Agreement or at the most recent address specified by the addressee through written notice under this provision.  Failure to conform to the requirement that mailings be done by registered or certified mail shall not defeat the effectiveness of notice actually received by the addressee.  If notice is delivered to the Company, one copy should be sent to the Manager of the Company and to Dale Belt, Fax: (602) 522-3011.

9.5       Expenses.  Except as expressly set forth herein or in the Related Documents to the contrary, each Party shall pay the fees and expenses of its advisers, counsel, accountants and other experts, if any, and all other expenses incurred by such Party incident to the negotiation, preparation, execution, delivery and performance of this Agreement and the Related Documents. Irrespective of whether the Closing is affected, the Company shall pay all costs and expenses that it incurs with respect to the negotiation, execution, delivery and performance of this Agreement.

9.6       Amendments and Waivers.  Unless specifically provided otherwise herein, any term of this Agreement may be amended and the observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively), only with the written consent of NutraCea, the Company and Investor.  Any amendment or waiver affected in accordance with this paragraph shall be binding upon each holder of any securities purchased under this Agreement at the time outstanding (including securities into which such securities are convertible), each future holder of all such securities, and the Company.  No waiver or failure to insist upon strict compliance with an obligation, covenant, agreement or condition hereunder shall operate as a waiver of, or estoppel with respect to, any other failure.

9.7       Severability.  If one or more provisions of this Agreement are held to be unenforceable under applicable law, such provision shall be excluded from this Agreement and the balance of this Agreement shall be interpreted as if such provision were so excluded and shall be enforceable in accordance with its terms, provided that nothing in this Section shall be construed to limit or waive the breach of any representation with respect to enforceability of this Agreement.

9.8       Intentionally Deleted.

9.9       Construction.  The article and section headings of this Agreement are for convenience of reference only and shall not be deemed to alter or affect the meaning or interpretation of any provision hereof.  Unless the context otherwise requires, as used in this Agreement, (a) all references to Articles, Sections, Schedules, or Exhibits contained in this Agreement are references to articles, sections, schedules, exhibits of or to this Agreement, (b) words in the singular include the plural and vice versa, (c) words of any gender include each other gender, (d) “hereby,” “herein,” “hereof,” “hereto,” “hereunder,” and words of similar import refer to this Agreement as a whole and not to any particular provision hereof; (e) “include,” “including,” or derivatives thereof shall mean “including without limitation”; (f) “or” shall mean “and/or” and (g) in the event any claim is made by any Party relating to any conflict, omission or ambiguity in this Agreement, no presumption or burden of proof or persuasion shall be implied by virtue of the fact that this Agreement was prepared by or at the request of a particular Party or his or her counsel.

9.10     Further Assurances.  Investor and the Company shall from time to time and at all times hereafter make, do, execute, or cause or procure to be made, done and executed such further acts, deeds, conveyances, consents and assurances as may be necessary or desirable to carry out the intent and purposes of this Agreement and the transactions contemplated by this Agreement.

9.11     Governing Law; Venue.  Except to the extent preempted by federal law including, without limitation, the provisions of the United States Bankruptcy Code, 11 U.S.C. §§ 101 et seq., this Agreement shall be governed by and construed in accordance with the Laws of the State of New York without regard to conflicts of Laws principles.  All questions concerning the construction, validity, enforcement and interpretation of this Agreement shall be governed by and construed and enforced in accordance with the internal laws of the State of New York, without regard to the principles of conflicts of law thereof.  Each Party agrees that all legal proceedings concerning the interpretations, enforcement and defense of the transactions contemplated by this Agreement (whether brought against a Party or its respective affiliates, directors, officers, shareholders, employees or agents) shall be commenced exclusively in the state and federal courts sitting in the City of New York. Each Party hereby irrevocably submits to the exclusive jurisdiction of the state and federal courts sitting in the City of New York, borough of Manhattan for the adjudication of any dispute hereunder or in connection herewith, and hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of any such court, that such suit, action or proceeding is improper or is an inconvenient venue for such proceeding.  THE PARTIES HEREBY WAIVE ALL RIGHTS TO A TRIAL BY JURY.

9.12     Time.  Time is of the essence of this Agreement.  Whenever the last day for the exercise of any privilege or the discharge or any duty hereunder shall fall upon a day that is not a Business Day, the Party having such privilege or duty may exercise such privilege or discharge such duty on the next succeeding day which is a Business Day.

9.13     Entire Agreement.  This Agreement and the documents referred to herein constitute the entire agreement among the Parties with respect to the subject matter hereof.

9.14     Attorneys’ Fees; Prejudgment Interest.  If the services of an attorney are required by any Party to secure the performance of this Agreement or otherwise upon the breach or default of another Party, or if any judicial remedy or arbitration is necessary to enforce or interpret any provision of this Agreement or the rights and duties of any Person in relation thereto, the prevailing Party shall be entitled to reasonable attorneys’ fees, costs and other expenses, in addition to any other relief to which such Party may be entitled.  Any award of damages following judicial remedy or arbitration as a result of the breach of this Agreement or any of its provisions shall include an award of prejudgment interest from the date of the breach at the maximum amount of interest allowed by law.

9.15     Remedies Cumulative.  No remedy or election hereunder shall be deemed exclusive but shall whenever possible be cumulative with all other remedies at law or in equity.

9.16     Parties in Interest.  Nothing in this Agreement, whether express or implied, is intended to confer any rights or remedies under or by reason of this Agreement on any persons other than the Parties and their respective successors and assigns, nor is anything in this Agreement intended to relieve or discharge the obligation or liability of any third persons to any Party, nor shall any provision give any third persons any right of subrogation or action against any Party.

[The Remainder of this Page is Intentionally Left Blank -- Signature Pages Follow]

The Parties have executed this Agreement as of the date first above written.

NUTRACEA

By:	/s/ W. John Short
, Authorized Signatory
Title:	Chairman and CEO

Address:	6720 N. Scottsdale Rd #390
Scottsdale, AZ 85253

Facsimile:

INVESTOR

AF BRAN HOLDINGS-NL LLC		AF BRAN HOLDINGS LLC

By:	/s/	By:	/s/
	, Authorized Signatory			, Authorized Signatory
Title:		Title:

Address:		Address:
	250 Park Ave., Suite 2000		250 Park Ave., Suite 2000
	New York, NY 10177		New York, NY 10177
Facsimile:		Facsimile:

COMPANY		IRGOVEL

NUTRA SA, LLC		INDUSTRIA RIOGRANDESE DE OLEOS VEGETAIS LTDA,

By:	/s/ W. John Short	By:	/s/ W. John Short
	, Authorized Signatory			, Authorized Signatory
Title:	NutraCea, Managing Member	Title:

Address:		Address:

Facsimile:		Facsimile:

[SIGNATURE PAGE TO THE MEMBERSHIP INTEREST PURCHASE AGREEMENT:  NUTRA SA, LLC]

SCHEDULE A

SCHEDULE OF DEFINED TERMS

Unless otherwise expressly provided for or unless the context otherwise clearly requires, the definitions set forth in this Schedule of Defined Terms shall govern the defined terms used in the Agreement.  This Schedule of Defined Terms is a part of and is incorporated by reference into the Agreement.

“Accredited Investor” shall mean an “accredited investor,” as that term is defined under Rule 501(a) of Regulation D of the Securities Act.

“Affiliate” shall mean any individual, partnership, corporation, trust or other entity or association, that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with a Person, or that holds a substantial beneficial interest in a Person.  The term “control,” as used above, means, with respect to a corporation or limited liability company, the right to exercise, directly or indirectly, more than fifty percent (50%) of the voting rights attributable to the controlled corporation or limited liability company and, with respect to any individual, partnership, trust, other entity or association, the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of the controlled entity.

“Agreement” shall have the meaning given to such term in the Preamble to the Agreement.

“Annual Budget” shall have the meaning given to such term in the LLC Agreement.

“Applicable Law” shall mean all applicable provisions of all (a) constitutions, treaties, statutes, Laws (including the common law), rules, regulations, ordinances, codes or orders of any Governmental Authority, (b) Consents of any Governmental Authority and (c) orders, decisions, injunctions, judgments, awards and decrees of or agreements with any Governmental Authority.

“Benefit Plans” shall mean collectively, Welfare Plans, Deferred Plans, ERISA Plans, Pension Plans and any other contract, agreement, plan, arrangement, commitment, or understanding relating to terms of employment, pension, profit sharing, retirement, deferred compensation, options to purchase membership interests, stock options, stock or membership interest purchases, incentive, bonus, loan, guaranty, vacation, severance, medical insurance, life insurance, disability, and other fringe benefit plan, whether foreign or domestic and whether or not subject to ERISA.

“Brazilian Loan” shall mean a loan facility intended to be provided to Irgovel by CaixaRS/BNDeS for the construction of the Phase I Projects and related working capital funding in an amount not to exceed Twenty Five Million Brazilian Reais (R$ 25,000,000).

“Business Day” shall mean any day other than a Saturday, Sunday or a day upon which banking institutions are authorized or required by Law or executive order to be closed in the City of New York, New York.

“Business Plan” shall mean the five-year business plan for the Company and its Subsidiaries attached hereto as Exhibit F, which Business Plan may be amended from time to time with the approval of four (4) of the five (5) members of the Management Committee.

“Capital Contribution” shall have the meaning given to such term in the LLC Agreement.

“Capital Expenditures” shall mean expenditures for tangible business assets with a useful life in excess of one year, the acquisition cost of which is, in accordance with GAAP, depreciated over the useful life of such asset.

“Capital Lease” shall mean any lease of real or personal property, for which the related Lease Obligations have been or should be, in accordance with GAAP consistently applied, capitalized on the balance sheet.

“Capital Securities” of any Person shall mean any and all units, shares, equity interests, participations, profit sharing interests or other equivalents (however designated) of corporate stock (including each class of common stock and preferred stock) or partnership, limited liability company or membership interests of such Person.

“Charter Documents” shall mean, with respect to any Person, such Person’s formation or other governing documents, including but not limited to, as applicable, its certificate or articles of incorporation, by-laws, certificate or articles of organization or formation, operating agreement, limited liability company agreement, certificate of limited partnership, certificate of formation and partnership agreement.

“Closing” shall have the meaning given to such term in Section 2.4 of the Agreement.

“Code” shall mean the Internal Revenue Code of 1986, as amended from time to time, the provisions of succeeding law, and to the extent applicable, the Regulations.  A reference to a specific section of the Code refers not only to that specific section but any corresponding provisions of any federal tax statute enacted after the date of this Agreement, as such specific section or corresponding provisions are in effect on the date of application of this Agreement containing such reference.

“Commitment Period” shall have the meaning given to such term in Section 2.2(a) of the Agreement.

“Company” shall have the meaning given to such term in the Preamble to the Agreement.

“Company Indemnified Parties” shall have the meaning given to such term in Section 8.3 of the Agreement.

“Consent” shall mean any consent, approval, authorization, waiver, permit, grant, franchise, license, exemption or order of, any registration, certificate, qualification, declaration or filing with, or any notice to, any Person, including, without limitation, any Governmental Authority.

“Consolidated Business Plan Deviation” shall mean the occurrence of two (2) of the three (3) following events in a single year for any of the three calendar years ending December 31, 2012, 2013 and 2014: (1) the actual Consolidated Revenue for a year is twenty percent (20%) less than Consolidated Revenue set forth in the Business Plan for that year, (2) the actual Consolidated EBITDA for a year is twenty percent (20%) less than Consolidated EBITDA set forth in the Business Plan for that year, and (3) the actual Consolidated Net Debt as of December 31 of a year is twenty percent (20%) greater than the Consolidated Net Debt set forth in the Business Plan for that year.

“Consolidated EBITDA” of the Company and its Subsidiaries shall mean, for any applicable period of determination, the sum of (a) the Consolidated Net Income for such period, (b) provision for income Taxes of the Company and its Subsidiaries, (c) the Consolidated Interest Expense for such period, (d) the amount of amortization of intangibles for such period deducted in arriving at such Consolidated Net Income and (e) the amount of depreciation for such period deducted in arriving at such Consolidated Net Income, all as determined in conformity with GAAP.

“Consolidated EBITDA Default” shall mean the failure of the Company to achieve for three (3) consecutive Quarters Consolidated EBITDA of the Company and its Subsidiaries that is greater than a cumulative deviation of fifteen percent (15%) less than the minimum target Consolidated EBITDA for the Company and its Subsidiaries as provided for in the Annual Budget(s).  The first period that will be tested for purposes of determining the occurrence of a Consolidated EBITDA Default shall be the Quarter ending March 31, 2011.

“Consolidated Indebtedness” shall mean, as of any applicable date of determination, all items of Indebtedness of the Company and its Subsidiaries.

“Consolidated Interest Expense” shall mean, for any applicable period of determination, the total interest expense of the Company and its Subsidiaries for such period with respect to all of their Consolidated Indebtedness, including, without limitation, all breakage costs and fees, all commissions, discounts and other fees and charges owed with respect to letters of credit and bankers acceptance financing and the accretion of original issue discount on debt securities, all as determined in conformity with GAAP.

“Consolidated Net Debt” shall mean, as of any applicable date of determination, the total Consolidated Indebtedness less cash and cash equivalents, as determined in conformity with GAAP.

“Consolidated Net Income” shall mean, for any applicable period of determination, the Net Income of the Company and its Subsidiaries, as reported by Irgovel in Brazilian Reais prior to any conversion or consolidation adjustments required by NutraCea for any United States GAAP reporting purposes.

“Consolidated Revenue” shall mean, for any applicable period of determination, the revenue of the Company and its Subsidiaries, as reported by Irgovel in Brazilian Reais prior to any conversion or consolidation adjustments required by NutraCea for any United States GAAP reporting purposes.

“Conversion” shall have the meaning given to such term in the Investor Rights Agreement.

“Damages” shall have the meaning given to such term in Sections 8.2(a) and (b) of the Agreement.

“Defaulted Payment” shall have the meaning given to such term in Section 8.4 of the Agreement.

“Deferred Plans” shall mean Pension Plans that are designed to defer compensation for a select group of key or highly compensated employees and that are exempt from the funding, participation and vesting requirements of ERISA.

“Disclosure Schedule” shall mean those certain schedules attached as Schedule B hereto, including, with respect to any applicable Closing, any update or supplement delivered in accordance with Section 7.9 prior to such Closing.

“Environmental and Safety Requirements” shall mean, whenever in effect, all national, provincial, state and local statutes, regulations, ordinances and similar provisions, whether foreign or domestic, having the force or effect of Law, all judicial and administrative orders and determinations, all contractual obligations and all common law concerning public health and safety, worker health and safety, or pollution or protection of the environment.

“ERISA” shall mean the Employee Retirement Security Act of 1974, as amended from time to time, and the regulations promulgated thereunder.

“ERISA Plan” shall mean any pension benefit plan subject to Title IV of ERISA or Section 412 of the Code.

“Escrow Funds” shall mean the funds held in the Irgovel Escrow.

“Event of Default” shall mean the occurrence of (i) a Consolidated Business Plan Deviation, (ii) a Consolidated EBITDA Default or (iii) a Material Problem; provided, however, that an Event of Default shall not be deemed to have occurred until Investor has delivered notice thereof, and provided further, that an Event shall be deemed not to have occurred so long as Investor has not purchased Units as required hereunder.

“Family Group” shall mean, with respect to any natural person, such person’s spouse, siblings, lineal ancestors and lineal descendants (whether natural or adopted) and any trust or other entity organized or established solely for the benefit of such person and/or such person’s spouse, their respective ancestors and/or descendants.

“Fiscal Year” shall mean each year ended on December 31, or other fiscal year of the Company.  Each Fiscal Year consists of four Quarters.

“GAAP” shall mean those generally accepted accounting principles and practices which are recognized as such by the Financial Accounting Standards Board (or any generally recognized successor), consistently applied, as such principles exist from time to time.

“Governmental Authority” shall mean any nation or government, any state or other political subdivision thereof, any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, including, without limitation, any governmental authority, agency, department, board, commission or instrumentality of the United States, any State of the United States or any political subdivision thereof, and any tribunal or arbitrator(s) of competent jurisdiction, and any self-regulatory organization.

“Indebtedness” of a Person shall mean without duplication (a) all indebtedness of that Person for borrowed money or for the deferred purchase price of property or services, (b) all reimbursement and other obligations with respect to letters of credit, bankers’ acceptances and surety bonds, whether or not matured, (c) all obligations evidenced by notes, bonds, debentures or similar instruments, (d) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by that Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), (e) all obligations under Capital Leases, (f) all obligations of that Person under commodity purchase or option agreements or other commodity price hedging arrangements, in each case whether contingent or matured, (g) all obligations of that Person under any foreign exchange contract, currency swap agreement, interest rate swap, cap or collar agreement or other similar agreement or arrangement designed to alter the risks of that Person arising from fluctuations in currency values or interest rates, in each case whether contingent or matured, (h) all obligations in respect of guaranties, reimbursement agreements and similar instruments, (i) all obligations of a Person for the deferred and unpaid purchase price of property or services (other than trade payables and accrued expenses incurred in the ordinary course of business consistent with past custom and practice that are not more than 120 days past due but including any “earn out” payment obligations for which the consideration therefor has been provided), (j) any unfunded or underfunded liabilities with respect to any Benefit Plan and (k) all indebtedness referred to above secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien upon property or other assets owned by that Person, even though that Person has not assumed or become liable for the payment of such indebtedness.

“Initial Closing” shall have the meaning given to such term in Section 2.4(a) of the Agreement.

“Initial Closing Date” shall have the meaning given to such term in Section 2.4(a) of the Agreement.

“Initial Closing Purchase Price” shall mean the aggregate amounts of the purchase prices described in Sections 2.1(a), 2.1(b) and 2.1(c).

“Intellectual Property” shall mean any intellectual or intangible property (whether owned or licensed) including, without limitation, trademarks, trademark registrations and applications, service marks, trade names, corporate names and fictitious names, copyrights, copyright registrations, works of authorship, patents, patent applications, industrial design registrations and applications, integrated circuit topography applications and registrations, design rights, inventions, trade secrets, data, technical information, confidential information, designs, plans, specifications, formulas, processes, patterns, compilations, devices, techniques, mask works, methods, shop rights, know-how, show-how, and other business or technical confidential or proprietary information in each case whether or not such rights are patentable, copyrightable, or registrable, software and computer hardware programs and systems, source code, object code, know-how, show-how, processes, formula, specifications and designs, databases, and documentation relating to the foregoing; all domain names and internet addresses, and content with respect to internet websites including such content in its electronic form and other proprietary information owned, controlled, created, under development or used by or on behalf of any Person in whole or in part and whether or not registrable or registered, and any registrations or applications for the foregoing.

“Investment” shall mean any loan, advance or capital contribution to, or investment in, or purchase or other acquisition of any Capital Securities, notes, obligations, securities or evidences of Indebtedness of any Person (other than travel and other advances to officers and employees of the Person in the Ordinary Course of Business).

“Investor” shall have the meaning given to such term in the Preamble to the Agreement.

“Investor Fee” shall have the meaning given to such term in Section 7.3 of the Agreement.

“Investor Indemnified Parties” shall have the meaning given to such term in Section 8.2 of the Agreement.

“Investor Rights Agreement” shall mean the Investor Rights Agreement in the form attached hereto as Exhibit C that will be entered into by and among the Company, NutraCea, Irgovel and Investor in connection with the Initial Closing.

“Investor Units” shall mean the Units purchased by Investor hereunder.

“Irgovel” shall have the meaning given to such term in the Preamble to the Agreement.

“Irgovel EBITDA” shall mean, for any applicable period of determination, the sum of (a) the Net Income of Irgovel for such period, (b) provision for income Taxes of Irgovel, (c) the Irgovel Interest Expense for such period, (d) the amount of amortization of intangibles for such period deducted in arriving at such Net Income and (e) the amount of depreciation for such period deducted in arriving at such Net Income, all as determined in conformity with GAAP.

“Irgovel Escrow” shall mean the escrow established pursuant to the terms of the Quotas Purchase and Sale Agreement, dated January 31, 2008, by and among NutraCea, Irgovel and the quota holders of Irgovel.

“Irgovel Interest Expense” shall mean, for any applicable period of determination, the total interest expense of Irgovel for such period with respect to all of its Indebtedness, including, without limitation, all breakage costs and fees, all commissions, discounts and other fees and charges owed with respect to letters of credit and bankers acceptance financing and the accretion of original issue discount on debt securities, all as determined in conformity with GAAP.

“Irgovel Financial Statements” has the meaning given to such term in Section 4.12 of the Agreement.

“Irgovel Purchasing Entity” shall have the meaning given to such term in Section 7.4 of the Agreement.

“Irgovel Sale Date” shall mean the first date in which neither NutraCea nor any of its Subsidiaries hold a Membership Interest in the Company or equity securities of Irgovel.

“Knowledge” shall mean, (a) with respect to the Company and the Company’s Subsidiaries, the actual knowledge of John Short, Leo Gingras, Dale Belt, David Hutchinson, Gilmar Pretto and Alberto Brunelli, and (b) with respect to any other Person, the actual knowledge of such Person. “Knowingly” and “Known” shall have meanings correlative to the foregoing.

“Law” shall mean all laws of any Governmental Authority, including, without limitation, all federal, state, provincial, local, or foreign statutes, regulations, ordinances, orders, decrees, or any other laws, common law theories, or reported decisions of any state, provincial, federal or other court or tribunal.

“Lease Obligations” of a Person shall mean for any period the rental commitments of such Person for such period under leases for real and/or personal property (net of rent from subleases thereof, but including Taxes, insurance, maintenance and similar expenses which such Person, as the lessee, is obligated to pay under the terms of said leases, except to the extent that such Taxes, insurance, maintenance and similar expenses are payable by sublessees), including rental commitments under Capital Leases.

“Leased Real Property” shall have the meaning given to such term in Section 4.11(a) of the Agreement.

“License” shall mean any license, permit, franchise, authorization, right, privilege, variance, exemption, order or approval issued or granted by any Governmental Authority.

“Lien” shall mean any mortgage, deed of trust, assessment, security interest, easement, claim, trust, charge, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or otherwise, including judgment and mechanics’ liens), or preference, priority or other security agreement or similar preferential arrangement of any kind or nature whatsoever (including any conditional sale or other title retention agreement, any financing lease having substantially the same economic effect as any of the foregoing, and the filing of any financing statement under the UCC or comparable Law of any jurisdiction in respect of any of the foregoing).

“LLC Agreement” shall have the meaning given to such term in the Recitals to the Agreement.

“Management Committee” shall be a governing body of the Company as described in the LLC Agreement.

“Material Adverse Change” shall mean a material adverse change in the condition (financial or otherwise), operations, business or properties of the Company and its Subsidiaries, taken as a whole.

“Material Contracts” shall mean with respect to the Company and each Subsidiary, each of the following types of agreements, leases, arrangements and understandings to which any of them are parties or to which any of them or their assets are bound:

(i)
any material license or agreement with respect to Intellectual Property (a) owned by the Company or any of its Subsidiaries, (b) used by the Company or any of its Subsidiaries in the conduct of their respective businesses or (c) which the Company or any of its Subsidiaries are restricted from using or registering (in each case other than agreements granting rights to use readily available, off-the-shelf shrink wrap or click wrap software having a replacement cost and annual license fee of less than Fifty Thousand Dollars ($50,000));

(ii)	any agreement for the lease of real property or personal property;

(iii)	any agreement (or group of related agreements) creating, incurring, assuming or guaranteeing any Indebtedness, any capitalized lease or purchase money obligation;

(iv)	any agreement evidencing an obligation to indemnify a director, manager, officer or employee or any other Person;

(v)	any guaranty or suretyship, performance bond or contribution agreement;

(vi)	any employment agreement, consulting agreement or similar agreement;

(vii)
any agreement between any member, manager, shareholder, director or officer (or any Affiliate or Family Group member of such member, manager, shareholder, director or officer) of the Company or a Subsidiary, on the one hand, and the Company or a Subsidiary, on the other hand;

(viii)	any agreement concerning the establishment or operation of a partnership, limited liability company or joint venture or any material agreement regarding the sharing of revenue, profits or expenses;

(ix)	any agreement for the disposition of any portion of the assets or businesses of the Company or any of its Subsidiaries (other than sales of inventory in the ordinary course of business);

(x)
any agreement for the acquisition of any assets, any business or any corporation, partnership, joint venture, limited liability company, association or other business organization or division thereof, except purchases in the ordinary course of business;

(xi)	any agreement involving a confidentiality, standstill or similar obligation between the Company or any of its Subsidiaries, on the one hand, and any third Person, on the other hand;

(xii)
any agreement providing for any future payments in excess of Fifty Thousand Dollars ($50,000) that are conditioned, in whole or in part, on a change of control of the Company or any of its Subsidiaries or a similar event;

(xiii)	any agreement with any Governmental Authority;

(xiv)
any agreement involving aggregate payments of more than Fifty Thousand Dollars ($50,000) during the term thereof, including all extensions thereof, at the option of any party other than the Company or a Subsidiary;

(xv)	any agreement that is material to the Company;

(xvi)
any agreement containing covenants not to compete on the part of the Company or any Subsidiary or otherwise restricting the ability of the Company or any Subsidiary in any way to engage in their respective businesses; and

(xvii)	any commitment to enter into any agreement of the type described in this definition.

“Material Problem” shall mean a material problem in a manufacturing or processing facility which (i) is unrelated to changes in Law, any attack, terrorist activity, vandalism, or act of public enemies, unfavorable weather conditions, or interruptions in utilities, (ii) is reasonably likely to result in a Consolidated Business Plan Deviation or a Consolidated EBITDA Default, and (iii) results in damages that are not at least eighty percent (80%) covered by insurance proceeds actually received by such affected Person.

“Member” has the meaning set forth in the LLC Agreement.

“Month” shall mean a calendar month, and “Monthly” shall mean each Month.

“Net Income” shall mean, for the applicable period of determination, the net income, as determined in accordance with GAAP.

“NutraCea” shall have the meaning given to such term in the Preamble to the Agreement.

“NutraCea Roll Up” shall have the meaning given to such term in the Investor Rights Agreement.

“Ordinary Course of Business” shall mean in the ordinary course of business, as conducted by the Company and the Subsidiaries, consistent with past custom and practice.

“Owned Real Property” shall mean all land, together with all buildings, structures, improvements, and fixtures located thereon, and all easements and other rights and interests appurtenant thereto, owned by the Company or any of its Subsidiaries.

“Parties” shall mean the Company, Irgovel, NutraCea and Investor collectively, and “Party” shall mean any one of the Parties.

"Pending Litigation" shall mean all of the matters that are required to be listed on Section 4.9 of the Disclosure Schedule (whether or not actually listed).

“Pension Plans” shall mean an “employee pension benefit plan” as that term is defined in Section 3(2) of ERISA.

“Percentage Interest” shall have the meaning given to such term in the LLC Agreement.

“Performance Conditions” shall have the meaning given to such term in Section 2.2(c) of the Agreement.

“Performance Purchase” shall have the meaning given to such term in Section 2.2(c) of the Agreement.

“Permitted Liens” shall mean (i) Liens securing the Brazilian Loan, (ii) mechanics’, carriers’, workmen’s, repairmen’s or other like Liens arising or incurred in the Ordinary Course of Business for amounts which are not delinquent and which would not, individually or in the aggregate, cause a Material Adverse Change in the business of the Company or its Subsidiaries as presently conducted, (iii) Liens arising under original purchase price conditional sales contracts, (iv) equipment leases with third parties entered into in the Ordinary Course of Business, (v) liens for Taxes that are not due and payable as of the applicable date of determination or that may thereafter be paid without penalty or that are being contested in good faith by appropriate proceedings for which reserves have been established to the extent required by GAAP, (vi) any recorded easements, covenants, rights-of-way and other similar restrictions of record with respect to Owned Real Property previously delivered to Investor and which do not impair in any material respect the use or occupancy of such Owned Real Property in the operation of the business as presently conducted thereon as of the applicable date of determination, (vii) zoning, building codes and other land use Laws regulating the use or occupancy of any Owned Real Property or Leased Real Property or the activities conducted thereon which are imposed by a Governmental Authority having jurisdiction over such real property which are not violated by the current use or occupancy of such real property or the operation of the business as currently conducted thereon or, to the extent such Laws are violated, any such violation would not cause a Material Adverse Change in the business of the Company or its Subsidiaries as presently conducted thereon, (viii) Liens that have been recorded by any developer, landlord or other third party on property over which the Company or any Company Subsidiary has easement rights or on any Leased Real Property and subordination or similar agreements relating thereto, which do not impair in any material respect the use of such property in the operation of the business as presently conducted thereon as of the applicable date of determination, (ix) restrictions on transfer imposed on equity securities by securities laws and (x) unrecorded easements, covenants, rights-of-way and other similar restrictions and imperfections of title that, individually or in the aggregate, do not impair materially, and would not reasonably be expected to impair materially, the continued use and operation of the assets to which they relate in the conduct of the business of the Company or the Company’s Subsidiaries as presently conducted.

“Person” shall mean any individual, corporation, limited liability company, partnership, joint venture, association, joint stock company, trust, unincorporated organization, Governmental Authority or any other form of entity.

“Phase I Projects” shall mean the development project described on Exhibit D.

“Phase I Projects Budget” shall mean the project budget attached hereto as Exhibit D.

“Phase I Projects Costs” shall mean the sum of the total amount of Capital Expenditures made by or on behalf of Irgovel to complete the construction of the Phase I Projects,  in each case, as determined by the Company’s independent auditors and approved by a Super-Majority of the Management Committee (as defined in the LLC Agreement).

“Plan” shall have the meaning given to such term in Section 3.1(l) of the Agreement.

“Quarter” shall mean each quarter annual period of the Fiscal Year, and “Quarterly” shall mean each Quarter.  Each Quarter consists of three (3) Months.

“Re-directed Funds” shall have the meaning given to such term in Section 8.4 of the Agreement.

“Regulations” shall mean the federal Income Tax Regulations (including without limitation, Temporary Regulations) promulgated under the Code, as the same may be amended from time to time (including corresponding provisions of successor regulations).

“Registrable Securities” shall have the meaning given to such term in the Investor Rights Agreement.

“Related Documents” shall mean the LLC Agreement, the Investor Rights Agreement, the License Agreement and any other document delivered at any Closing or entered into with respect to the transactions contemplated herein or therein.

“Required Funds” shall have the meaning given to such term in Section 2.2(a) of the Agreement.

“Restricted Person” shall have the meaning given to such term in Section 7.4 of the Agreement.

“Schedule of Defined Terms” shall mean this “Schedule A - Schedule of Defined Terms.”

“SEC” shall mean the United States Securities and Exchange Commission.

“Securities Act” shall mean the Securities Act of 1933, or any similar federal statute, and the rules and regulations of the SEC thereunder, all as of the same shall be in effect at the time.  References to a particular section of the Securities Act of 1933 shall include a reference to the comparable section, if any, of any such similar successor federal statute.

“Subsequent Closing” shall have the meaning given to such term in Section 2.4(b) of the Agreement.

“Subsequent Closing Units”  shall have the meaning given to such term in Section 2.2(a) of the Agreement.

“Subsequent Closing Date” shall have the meaning given to such term in Section 2.4(b) of the Agreement.

“Subsequent Closing Notice” shall have the meaning given to such term in Section 2.4(b) of the Agreement.

“Subsidiary” shall mean, for all purposes hereunder other than the representations and warranties of the Company in Section 4 of the Agreement, any Person of which more than Fifty Percent (50%) of the Voting Power is owned or controlled by the Company at any date of determination, either directly or through other Subsidiaries.  Solely for purposes of the representations and warranties of the Company in Section 4 of the Agreement, “Subsidiary” shall mean any Person of which, directly or indirectly, (i) more than Fifty Percent (50%) of the Voting Power is owned or controlled by the Company, (ii) the Company may appoint a majority of the members of the Person’s board of directors, (iii) the Company may appoint a majority of the Person’s executive officers, or (iv) the Company is one of the three (3) largest holders of equity interests.

“Supplemental Closing” shall have the meaning given to such term in Section 2.4(f) of the Agreement.

“Supplemental Closing Date” shall have the meaning given to such term in Section 2.4(f) of the Agreement.

“Tax(es)” shall mean all taxes, charges, fees, levies, imposts, customs duties or other assessments imposed by and required to be paid to any governmental authority including any federal, state, municipal, local or foreign taxing authority, including, without limitation, income, excise, real and personal property, sales, transfer, import, export, ad valorem, payroll, use, goods and services, value added, capital, capital gains, alternative, net worth, profits, withholding, employer health and franchise taxes (including any interest, penalties, fines or additions attributable to or imposed on or with respect to any such assessment) and any similar charges in the nature of a Tax including, unemployment and employment insurance payments and workers compensation premiums, together with any installments with respect thereto and any estimated payments or estimated taxes and whether disputed or not.

“UCC” shall mean the Uniform Commercial Code as in effect in an applicable state.

“Unfunded Commitment Amount” shall have the meaning given to such term in Section 2.2(b) of the Agreement.

“Units” shall have the meaning given to such term in the LLC Agreement.

“Voting Power” shall mean with respect to any Person, the power to vote for or designate members of the board of directors, management committee, the manager or a similar Person or group, whether exercised by virtue of the record ownership of securities, under a close corporation, a limited liability company agreement, partnership agreement or similar agreement or under an irrevocable proxy.

“Welfare Plans” shall mean an “employee welfare benefit plan” as such term is defined in Section 3(1) of ERISA.

SCHEDULE B

DISCLOSURE SCHEDULE
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EXHIBIT B

LLC AGREEMENT

EXHIBIT C

INVESTOR RIGHTS AGREEMENT

EXHIBIT D

PHASE I PROJECTS/PHASE I PROJECTS BUDGET
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EXHIBIT E

LICENSE AGREEMENT

EXHIBIT F

BUSINESS PLAN
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